Exhibit 4.2
ARCSIGHT, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
October 24, 2002

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
     THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 24th day of October, 2002, by and among ArcSight, Inc., a Delaware corporation (the “Company”), the investors listed on Schedule A hereto (each of which is herein referred to as an “Investor”), Ted Schlein (“Schlein”) and Daly Alpha Limited Partnership (“Daly”).
RECITALS
     WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the “Preferred Stock”) and possess registration rights, information rights, rights of first offer and other rights pursuant to an Amended and Restated Investors’ Rights Agreement dated as of October 3, 2002 by and among the Company, Schlein, Daly and such Existing Investors (the “Prior Agreement”);
     WHEREAS, the Company has authorized 8,000,000 shares of Series C Preferred Stock (the “Series C Shares”) and the parties hereto desire that the Common Stock issuable upon conversion of the Series C Shares be included as “Registrable Securities” hereunder and the holders thereof included as “Holders” hereunder;
     WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of (i) the Company, (ii) the Investors who hold 75% of the Registrable Securities and (iii) the Major Investors who hold 75% of the Registrable Securities then held by Major Investors (as all such terms are defined in the Prior Agreement); and
     WHEREAS, the parties hereto hold sufficient Registrable Securities to amend and restate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement on behalf of all parties thereto;
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:
1. Registration Rights. The Company covenants and agrees as follows:
     1.1 Definitions. For purposes of this Section 1:
          (a) The term “Act” means the Securities Act of 1933, as amended.
          (b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
          (c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof;

provided, however, that Daly shall not be deemed a Holder for purposes of Sections 1.12 and 3.7 and shall only be deemed a Holder for purposes of Sections 1.2 and 1.4 if Silicon Valley Internet Capital, LLC (“SVIC”) is an Initiating Holder under such Sections (but shall remain a Holder at all times for all other purposes hereunder).
          (d) The term “Major Investor” shall mean an Investor (or valid assignee of an Investor hereunder) that holds at least 6,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations). The term “Major Investor” shall also, for purposes of Sections 2.1, 2.2 and 2.3 only, include IN-Q-TEL, INC., a Delaware corporation (“IQT”), provided that IQT has become a party to this Agreement pursuant to Section 3.8 hereof.
          (e) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.
          (f) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.
          (g) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.
          (h) The term “Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, whether presently outstanding or hereinafter issued;
          (i) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) the 5,200,000 shares of Common Stock issued to Schlein pursuant to an option held by him, (iii) the Common Stock held by Daly, (iv) the Common Stock issuable or issued upon conversion of the Preferred Stock issuable or issued upon exercise of the Warrant (assuming for this purpose only as if the Warrant is fully vested) and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii), (iii) and (iv) above, excluding in all cases, however, any Registrable Securities sold by a stockholder in a transaction in which such stockholder’s rights under this Section 1 are not assigned.
          (j) The number of shares of “Registrable Securities” outstanding shall be determined with respect to any provision herein by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities for the purposes of such provision.
          (k) The term “Rule 144” shall mean Rule 144 under the Act.
          (l) The term “Rule 144(k)” shall mean subsection (k) of Rule 144 under the Act.

          (m) The term “SEC” shall mean the U.S. Securities and Exchange Commission or any successor thereto.
          (n) The term “Warrant” shall mean the Warrant issued by the Company to IQT on November 1, 2002.
     1.2 Request for Registration.
          (a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after six (6) months after the effective date of the Initial Offering, a written request from the Holders of thirty percent (30%) or more of the Registrable Securities then outstanding (for purposes of this Section 1.2, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use its best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).
          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be of nationally recognized standing). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
          (c) The Company shall not be required to effect a registration pursuant to this Section 1.2:
               (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or
               (ii) after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or
               (iii) during the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or
               (iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or
               (v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period.
     1.3 Company Registration.
          (a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.
          (b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.
          (c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities are first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership, limited liability company (an “LLC”), trust or corporation, the affiliated venture capital funds, partners, retired partners, beneficiaries, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members, retired members, beneficiaries and stockholders and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.
     1.4 Form S-3 Registration. In case the Company shall receive from the Holders of at least twenty percent (20%) of the Registrable Securities (for purposes of this Section 1.4, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:
          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
          (b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:
               (i) if Form S-3 is not available for such offering by the Holders;
               (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000;
               (iii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.4, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period;
               (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; or
               (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
          (c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).
          (d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.
     1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
          (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;
          (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;
          (c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
          (d) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
          (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;
          (f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
          (g) cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and
          (h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
     Notwithstanding the provisions of this Section 1, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would:
               (i) in the good faith judgment of the Board of Directors of the Company, materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors of the Company has authorized negotiations;

               (ii) in the good faith judgment of the Board of Directors of the Company, materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or
               (iii) in the good faith judgment of the Board of Directors of the Company, require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).
     In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days during which the effectiveness of such registration statement was suspended.
     1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.
     1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4.
     1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

     1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, trustees, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.
          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred.
          (c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.
          (d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
          (f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

     1.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
          (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;
          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and
          (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.
     1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner, member, retired member, stockholder or affiliate (as such term is defined in Rule 12b-2 of the Securities Act of 1934) of a Holder, (ii) after such assignment or transfer, holds at least 1,560,598 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) or (iii) in the case of the Registrable Securities held by Schlein, the transferee is Kleiner Perkins Caufield & Byers (“KPCB”) or a permitted transferee of KPCB under this Section 1.11, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act; and (d) such transferee is not a competitor of the Company (such determination to be made, if at all, in good faith by the Board of Directors of the Company).
     1.12 Limitations on Subsequent Registration Rights. Except as provided in Section 3.8 herein pursuant to which purchasers of Series C Shares (or options, warrants or other rights to acquire Series C Shares) may become party to this Agreement, from and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities. If, after the date hereof, (1) a majority of the Board of Directors approves the grant of registration rights substantially identical to the registration rights contained in this Section 1 to a person (a “Future Party”) in connection with Common Stock (or stock or other securities convertible into or exerciseable for, either directly or indirectly, Common Stock) then held or issuable to such Future Party and (2) the Company receives the written consent of the Holders of a majority of the Registrable Securities related to the grant of registration rights to such Future Party, then such Future Party shall become a party hereto and be included within the definition of “Holder” hereof and the Common Stock issued or issuable, directly or indirectly, to such party shall, to the extent and amounts approved, be included within the definition of “Registrable Securities” upon the execution of a counterpart signature page hereto by such Future Party.
     1.13 “Market Stand-Off” Agreement. The Holders hereby agree that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Company’s initial public offering of equity securities and the first public offering of equity securities, if any, made within one year of such initial public offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, to any shares purchased in the public offering and to any shares purchased in the open market following the public offering and shall only be applicable to the Holders if all officers and directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s Initial Offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Holders each further agree to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 1.13 or that are necessary to give further effect thereto.
     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
     1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the

Initial Offering or (ii) as to any Holder, such earlier time after the Initial Offering at which such Holder (A) can sell all shares held by it in compliance with Rule 144(k) or (B) holds one percent (1%) or less of the Company’s outstanding Common Stock (including Common Stock issuable upon conversion of any convertible security) and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144.
2. Covenants of the Company.
     2.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:
          (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;
          (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;
          (c) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail; and
          (d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.
     2.2 Inspection. The Company shall permit each Major Investor, upon reasonable notice from such Major Investor and at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.
     2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

     2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:
          (a) The Company shall deliver a notice in accordance with Section 3.5 (“Notice”) to the Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.
          (b) By written notification received by the Company within twenty (20) calendar days after receipt of the Notice, each Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Registrable Securities issued and held by such Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding).
          (c) If all Shares that Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.
          (d) The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of up to 21,280,299 shares of Common Stock (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Company’s Board of Directors, such number to be subject to increase upon approval by the Board of Directors, including the approval from at least one Series A Director and at least one Series B Director (as such terms are defined in the Company’s Restated Certificate of Incorporation (the “Restated Certificate”)); (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, the terms of which are approved by the Board of Directors of the Company, (v) the issuance and sale of Series B Preferred Stock pursuant to the Series B Preferred Stock Purchase Agreement (the “Series B Agreement”), (vi) the issuance of warrants to purchase shares of Series B Preferred Stock issued pursuant to Section 6.8 of the Series B Agreement, (vii) the issuance of stock, warrants or other securities or rights to persons or entities approved by the Company’s Board of

Directors, including the approval from at least one Series B Director and at least one Series A Director, with which the Company has business relationships, provided such issuances are for other than primarily equity financing purposes, (viii) the issuance of securities pursuant to that certain Letter Agreement dated May 17, 2001 by and between the Company and SVIC, as amended, (ix) the issuance of 3,142,454 shares of capital stock issued to Daly Alpha Limited Partnership, (x) the issuance of a warrant to purchase up to 25,185 shares of capital stock and the shares of capital stock issuable upon exercise of such warrant issued to Alexander Enterprise Holdings Corp, (xi) the sale and issuance of Series C Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement or (xii) the issuance of a warrant to IQT to purchase up to 4,941,894 shares of Series C Preferred Stock and the shares of Series C Preferred Stock issuable upon exercise of such warrant. In addition to the foregoing, the right of first offer in this Section 2.4 shall not be applicable with respect to any Investor and any subsequent offering of Shares if (i) at the time of such offering, the Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.
          (e) The rights provided in this Section 2.4 may not be assigned or transferred by any Investor; provided, however, that an Investor that is a venture capital fund may assign or transfer such rights to an affiliated venture capital fund, an Investor that is a limited liability company may assign or transfer such rights to its members or retired members, Schlein may assign or transfer such rights to KPCB and SVIC may assign or transfer such rights to Alexander Enterprise Holdings Corp. and/or SVIC Investors I, LLC.
          (f) The covenants set forth in this Section 2.4 shall terminate and be of no further force or effect upon the consummation of the sale of securities pursuant to a bona fide, firmly underwritten public offering of shares of common stock registered under the Act.
     2.5 Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form approved by the Company’s Board of Directors.
     2.6 Employee Agreements. Unless approved by the Board of Directors of the Company, including at least one designee of KPCB for so long as KPCB is entitled to at least one designee on the Company’s Board of Directors, all employees of the Company receiving grants of options or other securities of the Company following the date hereof shall be required to execute stock purchase or option agreements with respect to such options or other securities providing for (i) vesting of shares over a four-year period with the first 25% of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following 36 months thereafter (without any provision for the acceleration of such vesting, except for discretionary acceleration provisions provided for in the Company’s option plans) and (ii) a 180-day lockup period in connection with the Company’s initial public offering. The Company shall retain a right of first refusal on transfers until the Company’s initial public offering and the right to repurchase unvested shares at cost.

     2.7 Termination of Certain Covenants. The covenants set forth in Sections 2.5 and 2.6 shall terminate and be of no further force or effect upon the consummation of the sale of securities pursuant to a bona fide, firmly underwritten public offering of shares of common stock registered under the Act.
3. Miscellaneous.
     3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
     3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     3.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 3.5).
     3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     3.7 Entire Agreement: Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement (other than Section 2.1, Section 2.2 and Section 2.3) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders of 75% of the Registrable Securities. The provisions of Section 2.1, Section 2.2 and Section 2.3 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders of 75% of the Registrable Securities that are held by Major Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and the Company. Notwithstanding anything to the contrary in this Section 3.7, neither this Agreement nor any provision hereof shall be amended or waived to the detriment of Daly vis-à-vis Silicon Valley Internet Capital, LLC (“SVIC”) or an SVIC Affiliate, without the prior written consent of Daly (“SVIC Affiliate” is herein defined as a person or entity controlled by, controlling or under common control with, SVIC or a person or entity controlled by, controlling or under common control with, such person or entity. For the avoidance of all doubt, Robert Shaw is not an SVIC Affiliate). For the avoidance of all doubt, an amendment of this Agreement or any provision hereof that maintains the registration rights as currently provided to SVIC and Daly shall not be considered to be to the detriment of Daly vis-à-vis SVIC.
     3.8 Subsequent Investors. At such time as the Company shall duly and validly issue Series C Shares (or options, warrants or other rights to acquire Series C Shares) to one or more third parties approved by the Board of Directors of the Company (a “Series C Holder”), each such Series C Holder may become a party to this Agreement without the need for any additional consent, approval, signature or other action of any party hereto by executing a counterpart signature page to this Agreement, in the form attached hereto as Exhibit A, indicating such Series C Holder’s agreement to become bound by the provisions hereof and to accept the rights and obligations hereunder (upon the Company’s receipt of such signature page, such person shall be a “Subsequent Investor”). A Subsequent Investor shall be deemed an “Investor” under this Agreement for any and all purposes and shall be added to Schedule A hereto as such.
     3.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
     3.10 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including, without limitation, affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

ARCSIGHT, INC.

By:	/s/ Robert Shaw

Name:	Robert Shaw
Title:	President and Chief Executive Officer

Address:	1309 South Mary Avenue
Sunnyvale, CA 94087
Phone:	(408) 328-5500
Fax:	(408) 749-8760

TED SCHLEIN

By:	/s/ Ted Schlein
Name:	Ted Schlein

Address:	2750 Sand Hill Road
Menlo Park, CA 94025
Phone:	(650) 233-2750
Fax:	(650) 233-0300

INVESTOR

KPCB HOLDINGS, INC., as nominee

By:	/s/ Ted Schlein
Title:	its Senior Vice President

Address:	2750 Sand Hill Road
Menlo Park, CA 94025
Phone:	(650) 233-2750
Fax:	(650) 233-0300

INVESTOR

INTEGRAL CAPITAL PARTNERS V, L.P.

By Integral Capital Management V, LLC its General Partner

By:	/s/ Pamela K. Hagenah
Name:	Pamela K. Hagenah
Title:	a Manager

INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

By ICP Management V, LLC its General Partner

By:	/s/ Pamela K. Hagenah

Name:	Pamela K. Hagenah
Title:	a Manager

INTEGRAL CAPITAL PARTNERS V SIDE FUND SLP, LLC

By ICP Management V, LLC its Manager

By:	/s/ Pamela K. Hagenah

Name:	Pamela K. Hagenah
Title:	a Manager

Address:	2750 Sand Hill Road
Menlo Park, CA 94025
Phone:	(650) 233-0360
Fax:	(650) 233-0366

INVESTOR

SILICON VALLEY INTERNET CAPITAL, LLC

By:	/s/ Alexander F. Hern
Name:	Alexander F. Hern
Title:	Executive Vice President

Address:	301 University Avenue
Palo Alto, CA 94301
Phone:	(650) 289-5600
Fax:	(650) 324-1999

INVESTOR

INSTITUTIONAL VENTURE PARTNERS X, L.P.

By:	/s/ Norman A. Fogelsong
Name:	Norman A. Fogelsong
Title:	Managing Director

Address:	c/o Institutional Venture Partners
3000 Sand Hill Road
Building Two, Suite 290
Menlo Park, CA 94027

INVESTOR

INSTITUTIONAL VENTURE PARTNERS X, GmbH & Co. Beteiligungs KG.

By:	/s/ Norman A. Fogelsong
Name:	Norman A. Fogelsong
Title:	Managing Director

Address:	c/o Institutional Venture Partners
3000 Sand Hill Road
Building Two, Suite 290
Menlo Park, CA 94027

INVESTOR

PRESIDIO VENTURE PARTNERS LLC

By:	/s/ Kazuyuki Inoue
Name:	Kazuyuki Inoue
Title:	President and Chief Executive Officer

Address:	5150 El Camino Real, Suite C31
Los Altos, CA 94022
Phone:	(650) 528-5172
Fax:	(650) 938-5176

INVESTOR

SUMITOMO CORPORATION

By:	/s/ Yoshio Osawa
Name:	Yoshio Osawa
Title:	General Manager
Network Systems Department

Address:	1-8-11 Harumi
Chuo-ku, Tokyo 104-8610
Phone:	81-3-5166-4654
Fax:	81-3-5166-6427

INVESTOR

G&H PARTNERS

By:	/s/ Scott F. Armienti

Address:	155 Constitution Drive
Menlo Park, CA 94025
Phone:	(650) 321-2400
Fax:	(650) 321-2800

SCHEDULE A
LIST OF INVESTORS
KPCB Holdings, Inc., as nominee
Integral Capital Partners V, L.P.
Integral Capital Partners V Side Fund, L.P.
Integral Capital Partners V Side Fund SLP, LLC
Silicon Valley Internet Capital, LLC
SVIC Investors I, LLC
Alexander Enterprise Holdings Corp.
Institutional Venture Partners X, L.P.
Institutional Venture Partners X, GmbH & Co. Beteiligungs KG
Presidio Venture Partners LLC
Sumitomo Corporation
G&H Partners

Exhibit A
Counterpart Signature Page
[See next page.]

     IN WITNESS WHEREOF, in connection with the undersigned’s purchase of shares of Series C Preferred Stock of the Company (or options, warrants or other rights to acquire the same) the undersigned has executed this counterpart signature page to the Amended and Restated Investors’ Rights Agreement of ArcSight, Inc. dated October 24, 2002 (the “Agreement”) pursuant to Section 3.8 of the Agreement as of the date written below. The undersigned hereby acknowledges and agrees to be bound by the provisions of the Agreement and to accept the rights and obligations thereunder.

Dated: November 1, 2002	SUBSEQUENT INVESTOR

	By:	/s/ Gilman G. Louie
	Name:	Gilman G. Louie for In-Q-Tel, Inc.
	Title:	Chief Executive Officer

	Address:	In-Q-Tel, Inc.
1000 Wilson Boulevard, Suite 2900
Arlington, VA 22209